ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Group, Inc. to Report Results for Fiscal First Quarter 2014

BROKEN ARROW, Oklahoma, February 3, 2014 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today that it will release financial results for the three month period ended December 31, 2013, on Thursday, February 13, 2014, at 12:00 p.m. Eastern Time.

The Company will host a conference call on Thursday, February 13, 2014, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-438-5519 (domestic) or 719-325-2455 (international). All dial-in participants must use the following code to access the call: 8130579. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 27, 2014 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 8130579. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers in the industry, including Cisco and ARRIS (acquired Motorola Home), as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries and ComTech Services. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

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